Exhibit 24

LIMITED POWER OF ATTORNEY

The undersigned hereby constitutes and appoints Michael Chapman, with full power of substitution, as the undersigned's true and lawful attorney-in-fact to:

(1)	execute for and on behalf of the undersigned, in the undersigned's capacity as officer and/or director of Diversey Holdings, Ltd. (the "Company"), Forms 3 or 4 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder;

(2)	do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such Form 3 or 4, complete and execute any amendment or amendments thereto, and timely file such form with the SEC and any stock exchange or similar authority; and

(3)	take any other action of any type whatsoever in connection with the foregoing clauses (1) and (2) that, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as each such attorney-in-fact may approve in each such attorney-in-fact's discretion.

The undersigned acknowledges that each foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

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IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 25th day of March, 2021.

/s/ Selim Bassoul
Name: Selim Bassoul

[Signature page to Limited Power of Attorney]